CENTRAL EUROPEAN MEDIA ENTERPRISES AGREES TO SELL CNTS FOR $53.2 MILLION

Hamilton, Bermuda - October 87, 2003 - Central European Media Enterprises Ltd. (CME) (NASDAQ: CETV) today announced that it has agreed to sell CNTS, its Czech operating company, to PPF (Cyprus) Ltd., part of the PPF group of companies, the largest private financial services group in the Czech Republic, for $53.2 million dollars. PPF is a significant shareholder in CET-21.

The agreement provides for CME to be paid an initial non-refundable deposit of $7.5 million dollars today and a further payment of $7.5 million together with security acceptable to CME on the remaining balance of $38.2 million within 15 days. The balance, which bears interest at the three month LIBOR rate, is to be settled by payments of $20 million plus all accrued interest on or before July 15, 2004 and $18.2 million plus all accrued interest on or before July 15, 2005. In the event that the second payment of $7.5 million dollars or the required security is not delivered to CME within fifteen days, the first payment of $7.5 million will be forfeited by PPF to CME and the rest of the agreement will be cancelled and have no effect. The agreement provides for a discount of $2.0 million if payment of the full amount is received by CME prior to December 31, 2003, or a discount of $1.0 million if payment of the full amount is received prior to July 15, 2004. CME has been advised that this transaction is not subject to tax in the Czech Republic or the Netherlands because it is the sale of its ownership or participation interest.

The assets of CNTS consist principally of a building in Prague, an exclusive operating agreement between CNTS and CET-21, the holder of the broadcast license for TV Nova, and a minor ownership interest in CET-21. CNTS has been attempting to enforce the operating agreement through the courts in the Czech Republic since 1999. The assets also include certain interests in trademarks and other intellectual property, as well other claims against CET-21 and its associates including, in a Czech litigation claim and in a Vienna arbitration, a claim for damages amounting to $275 million, of which CME believes it may have been able to keep $72 million.

Commenting on today's announcement, Fred Klinkhammer, Vice Chairman and CEO, said; "When this transaction is complete PPF will through its ownership of CNTS own all of the rights and obligations of CNTS in its disputes with CET-21. CME will have collected an additional $53.2 million dollars which will bring the total collected to $437.1 million, including interest, from or on behalf of Vladmir Zelezny, the Czech Republic, CET-21 and its associates. CME will no longer have any assets in the Czech Republic or interest in any of the claims that remain outstanding between CNTS and CET-21 and its associates. We have agreed not to compete with PPF in the Czech Republic for the next two years. In addition, PPF has granted CME rights of first negotiation in the event they ever consider selling their interest in CET-21 or its associated companies."

Mr. Petr Kellner majority shareholder and Chairman of the PPF group of companies said, "The transaction with CME is part of series of steps by PPF commenced immediately after PPF entered into the TV Nova group via hostile takeover last year in an effort to consolidate the TV Nova Group."

This press release contains forward-looking statements, including statements regarding the actual receipt of the security and monies from PPF. For these statements and all other forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, affecting the financial position, results of operations and cash flows of the Company, could differ materially from those described in or contemplated by the forward-looking statements.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations in four countries reaching an aggregate of approximately 70 million people. The Company's television stations are located in Romania (PRO TV, Acasa), Slovenia (POP TV, Kanal A), Slovakia (Markiza TV) and Ukraine (Studio 1+1). CME is traded on the NASDAQ under the ticker symbol "CETV".

###

For additional information on CME, please visit www.cetv-net.com or contact:

United States:	Czech Republic:	United Kingdom
Michael Smargiassi/Nick Laudico(Investors) Chris Plunkett (Press) Brainerd Communicators, Inc. +212-986-6667	Michal Donath +420-602-222-128	Gerry Buckland (Press) +44-777-486-0011